EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement"), dated as of the 25th day of June, 2015, between Forward Industries, Inc., (the "Company"), and Michael Matte ("Executive").

RECITALS:

WHEREAS, the Company desires to employ Executive pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Executive desires to be employed by the Company pursuant to such terms and conditions and for such consideration.

In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which the parties hereby acknowledge, the parties agree as follows:

1.         EMPLOYMENT TERM; PRIOR AGREEMENT

The term of employment hereunder (the "Term") shall commence on the 22nd day of June, 2015 (the "Employment Commencement Date") and, unless earlier terminated in accordance with the terms of this Agreement, three (3) years thereafter.  Upon expiration of the Term, this Agreement shall be automatically renewed for successive terms of one year each; provided, however, that if either party provides written notice to the other party of its or his determination not to so renew not later than 90 (ninety) days prior to the expiration of the Term, or any renewal thereof, as the case may be, this Agreement and Executive's employment shall terminate at the end of the Term or such renewal term, as the case may be.

2.         EMPLOYMENT DUTIES AND SERVICES

(a)       The Company hereby employs Executive as its chief financial officer, treasurer, and assistant secretary for the term of this Agreement and any renewal(s) thereof, and Executive hereby accepts such employment.  Executive shall perform such duties and responsibilities of a chief financial officer, treasurer and assistant secretary nature for the Company or any subsidiary ("Subsidiary") or affiliate ("Affiliate") of the Company as shall be consistent with the provisions of the Company's By-laws in effect from time to time and as are customary for a chief financial officer, treasurer and assistant secretary of companies of similar size and business as the Company, subject to the direction of the Company's President (chief executive officer) and the Board of Directors of the Company (the "Board").  Executive shall serve the Company faithfully and to the best of his ability and shall devote his full business time and attention to the business and affairs of the Company, subject to reasonable absences for vacation and illness in accordance with Company policies.  Executive shall not engage, directly or indirectly, in any other business or occupation during the Term and any renewal.

(b)       Nothing in this Agreement shall preclude Executive from (i) engaging in personal investment activities for himself and his family, (ii) accepting directorships unrelated to the Company, subject to the prior, written approval of the Nominating and Governance Committee of the Board ("Nominating and Governance Committee"), (iii) engaging in charitable and civic activities, and (iv) engaging in such other limited activities on behalf of family interests as may be approved by the Nominating and Governance Committee, so long as any one or more such outside interests set forth in clauses (i), (ii), (iii), and (iv) hereof do not interfere with or affect the performance of his duties or responsibilities hereunder.

(c)       Unless otherwise agreed in writing by the Company and Executive, the performance of Executive's services during the term of this Agreement shall be rendered at the principal executive offices of the Company in West Palm Beach, Florida, subject to such travel in furtherance of Executive's performance of his duties hereunder as the business of the Company may require.

3.         COMPENSATION AND EXPENSE REIMBURSEMENT

(a)        Salary.  Executive shall be entitled to receive for all services rendered by Executive in any and all capacities in connection with his employment hereunder a salary (as it may be adjusted, "Salary") at the rate of $225,000 per annum, payable in equal installments in accordance with the prevailing practices of the Company (but not less frequently than monthly).

(b)       Bonus; Calculation and Payment.

(i)         Executive shall be eligible to receive a ("Bonus") with respect to each full fiscal year or part thereof (subject to Section 4, 5, 6, and 7 hereof) in respect of his employment hereunder, as set forth in this Section 3.  The amount of Bonus, if any, that Executive is eligible to earn in any fiscal year during the Term hereof pursuant to this Section 3(b) shall be based on the terms of the bonus plan and performance metrics that the Compensation Committee (the "Compensation Committee") of the Board adopts, in its sole discretion from year to year.  Executive's Bonus may range in an amount equal to or between 0 and 50% of Executive's Salary and may be awarded to Executive in a combination of cash, restricted stock, restricted stock units and/or other equity, the combination and vesting of which shall be determined by the Compensation Committee in its sole discretion.

(ii)        Bonus compensation, if any, payable in respect of any fiscal year or part thereof shall be payable to Executive no later than the tenth (10th) business day after the date on which the Company's audited financial statements relating to such fiscal year are first filed with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 or 15(d) under the Securities Exchange Act of 1934 ("Exchange Act"), provided, that no bonus shall be paid for any performance year if such audited financials are not filed with the Commission by the end of the next following year.  If Executive has not served as an employee for the full fiscal year in respect of which such Bonus is payable and does not remain an employee in good standing at the time such Bonus is to be paid, Executive shall not be entitled to any Bonus payment.

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(c)        Stock Options.  Promptly following the full execution of this Agreement, the Company shall grant to Executive an option to purchase 50,000 shares of Company common stock ("Options") under the Company's 2011 Long Term Incentive Plan (the "Plan"), pursuant to the terms and conditions of the Plan, this Agreement and any applicable stock option award agreement, all of which Options shall be granted with a per-share exercise price equal to the per share fair market value as of the date of grant as determined in accordance with the applicable equity award plan.  15,000 of the Options shall vest on the Employment Commencement Date, 15,000 shall vest on the second anniversary of the Employment Commencement Date and the remainder shall vest on the third anniversary of the Employment Commencement Date, provided that, in each case, Executive is employed and in good standing at such times.

(d)        Stock.  Promptly following the full execution of this Agreement, the Company shall grant to Executive 50,000 shares of Company common stock ("Stock") under the Company's 2011 Long Term Incentive Plan (the "Plan"), pursuant to the terms and conditions of the Plan, this Agreement and any applicable common stock award agreement.  15,000 of the Stock shall vest on the Employment Commencement Date, 15,000 shall vest on the second anniversary of the Employment Commencement Date and the remainder shall vest on the third anniversary of the Employment Commencement Date, provided that, in each case, Executive is employed and in good standing at such times.

(e)        Expenses.  Executive will be reimbursed for all reasonable and necessary expenses incurred by Executive in carrying out the duties contemplated under this Agreement, in accordance with Company practices and procedures in effect from time to time, as such practices may be changed from time to time by the Board.

(f)        Benefits.  Executive shall be entitled to participate in all group health and other insurance programs and all other fringe benefits (including vacation) and retirement plans (including any 401(k) plan) or other compensatory plans that the Company may hereafter elect to make available to its executives generally on terms no less favorable than those provided to other executives generally, provided Executive meets the qualifications therefor.  This Agreement shall not require the Company to establish any such program or plan.

(g)       Withholding.  All payments required to be made by the Company hereunder to Executive shall be subject to the withholding of authorized deductions and such amounts relating to taxes and other governmental assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

(h)        409A.  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

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(i)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered "nonqualified deferred compensation" under Code Section 409A unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service."  If Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of Executive, and (B) thirty (30) days from the date of Executive's death (the "Delay Period").

(ii)        With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive's taxable year following the taxable year in which the expense occurred.

(iii)       For purposes of Code Section 409A, Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "within sixty (60) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company."

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4.         TERMINATION BY THE COMPANY FOR CAUSE

(a)        The Board may, by written notice given at any time during the Term, or any renewal thereof, terminate the employment of Executive for Cause, as determined by the Board.  For purposes of this Agreement, "Cause" shall mean Executive's:

(i)        willful misconduct in connection with the performance of any of his duties or services hereunder, including without limitation (1) misappropriation or improper diversion of funds, rights or property of the Company or any Subsidiary or Affiliate, or (2) securing or attempting to secure personally (including for the benefit of any family member, or person sharing the same household, or any entity (corporate, partnership, unincorporated association, proprietorship, limited liability company, trust, or otherwise) in which Executive has any economic or beneficial interest) any profit or benefit in connection with any transaction entered into on behalf of the Company or any Subsidiary or Affiliate unless the transaction benefiting the entity has been approved by the Board upon the basis of full disclosure of such benefit, or (3) material breach of (x) any provision of this Agreement or (y) the Company's Insider Trading Policy or Code of Business Conduct and Ethics or other material policy or procedure of the Company or any Subsidiary or Affiliate, as in effect from time to time, or (4) any other action in violation of Executive's fiduciary duty owed to the Company or any Subsidiary or Affiliate or Executive's acting in a manner adverse to the interests of the Company or any Subsidiary or Affiliate and for his own pecuniary benefit or that of a family member (or member of his household) or any entity (as described in clause (i)(2) of Section 4(a) above) in which he or any such person has an economic or beneficial interest; or (5) Executive's failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company's or any Subsidiary's or Affiliate's business practices, whether internal or external;

(ii)        willful failure, neglect or refusal to perform his duties or services under this Agreement, which failure, neglect or refusal shall continue for a period of 30 days after written notice thereof shall have been given to Executive by or on behalf of the Board; and/or

(iii)       commission of, conviction of, or nolo contendere or guilty plea in connection with, a felony or a crime of moral turpitude.

(b)       Termination for Cause under paragraph (a) of this Section 4 shall be effective immediately upon the giving of such notice.  For purposes of this Agreement, an act or failure to act on Executive's part shall be considered "willful" if it was done or omitted to be done by him not in good faith.

(c)        Upon termination of employment by the Company for Cause, Executive shall be entitled to receive, and his sole remedies under this Agreement shall be:

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(i)        any earned and unpaid Salary accrued through the date of termination for Cause, payable in a lump sum not later than 15 days following Executive's termination of employment;

(ii)        compensation for any unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section 4(c);

(iii)       except for any Bonus compensation (for which Executive shall not be eligible), any unpaid benefits accrued through the day immediately prior to the date of termination that may be due Executive under any employee benefit plans or programs of the Company, payable in accordance with the terms of such plans or programs, together with any documented, unreimbursed business expenses, payable in accordance with Company policies; and

(iv)       any stock options (including the Options), grants of common stock (including the Stock), restricted share grants or other benefits under any of the Company's compensation plans may not be exercised or obtained on or after the effective date of termination and shall be forfeited for no consideration.

(d)       Termination of Executive's employment under this Section 4 shall be in addition to and not exclusive of any other rights and remedies that the Company has or may have relating to Executive with respect to the facts and circumstances pertaining to such termination.

5.         TERMINATION BY EXECUTIVE FOR GOOD REASON OR TERMINATION WITHOUT CAUSE

(a)        In the event Executive terminates his employment under this Agreement for Good Reason (as hereinafter defined), or in the event Executive's employment is terminated without Cause, which termination shall be effective as of the date specified by the Company in written notice delivered to Executive not fewer than 15 days prior to the date of termination) other than due to death or Disability (as hereinafter defined), Executive shall be entitled to receive, and his sole remedies under this Agreement shall be:

(i)        any earned and unpaid Salary accrued through the date of termination, payable in a lump sum not later than 15 days following Executive's termination of employment;

(ii)        Salary, at the annualized rate in effect on the date of termination of Executive's employment (or, in the event a reduction in Salary is a basis for termination for Good Reason, then the Salary in effect immediately prior to such reduction), equal to the amount of Salary payable for a period of one year following such termination, payable in a lump sum not later than 15 days following the date the Release in Exhibit I becomes fully effective and nonrevocable by its terms;

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(iii)       compensation for any unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section 5(a);

(iv)       any unpaid benefits accrued through the day immediately prior to the date of termination that may be due Executive under any employee benefit plans or programs of the Company, payable in accordance with the terms of such plans or programs, together with any documented, unreimbursed business expenses, payable in accordance with Company policies; and

(v)        provided that the Release in Exhibit I becomes fully effective and nonrevocable by its terms, any stock options (including the Options), grants of Common Stock (including the Stock), restricted share grants or other benefits under any of the Company's compensation plans that were vested as of 5:00 PM on the date immediately prior to the date of termination, which may be exercised (in the case of options) or delivered (in the case of restricted stock) in accordance with the terms of such plans and any applicable plan agreements with Executive.

(b)       Termination by Executive for Good Reason shall be effected by his giving prior written notice to the Company, in which case this Agreement shall terminate on the date specified in such notice; provided, however, that the circumstances or event asserted as the basis for termination for Good Reason must have occurred no later than twenty (20) days before such notice, and provided, that such notice shall specify (i) in reasonable detail the circumstances or event asserted as the basis for termination for Good Reason, and (ii) a date of termination that shall be at least thirty (30) days after the date of delivery of such notice; and provided, further, that the Company shall have the right during such thirty (30) day period to remedy the circumstances or event giving rise to the notice of termination for Good Reason prior to the date specified in such notice, in which case no right of termination or other right shall exist.

(c)        For purposes of this Agreement, the term "Good Reason" shall mean:

(i)        the assignment to Executive without his consent of duties materially inconsistent with Executive's position as contemplated by Section 2 of this Agreement:

(ii)       a decrease in annual Salary rate, other than an across the board decrease in salary applicable to all senior executives of the Company of not more than 10%;

(iii)       relocation of the Executive's principal place of business more than 30 miles from West Palm Beach, Florida

(iv)       any failure by the Company to perform any material obligation under, or its breach of a material provision of, this Agreement; or

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(v)        failure of a Successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would have had there been no Successor.

6.         TERMINATION FOR  DEATH OR DISABILITY

(a)        Executive's employment shall terminate immediately upon his death or Disability (as hereinafter defined).  Upon such termination, Executive, his estate, or his beneficiaries, as the case may be, shall be entitled to receive, and their sole remedies under this Agreement shall be:

(i)       subject to Section 6(b), any earned and unpaid Salary accrued through the date of termination, payable in a lump sum not later than 15 days following Executive's termination of employment;

(ii)       subject to Section 6(b), compensation for any unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section 6(a);

(iii)       any unpaid benefits accrued through the date of termination that may be due Executive under any employee benefit plans or programs of the Company, payable in accordance with the terms of such plans or programs, together with any documented, unreimbursed business expenses, payable in accordance with Company policies; and

(iv)       provided that the Release in Exhibit I becomes fully effective and nonrevocable by its terms (which may be executed upon Executive's death or Disability by his executor or estate, as applicable) , any stock options (including the Options), grants of Common Stock (including the Stock), restricted share grants or other benefits under any of the Company's compensation plans that were vested as of 5:00 PM on the date immediately prior to the date of termination, which may be exercised (in the case of options) or delivered (in the case of restricted stock) in accordance with the terms of such plans and any applicable plan agreements with Executive.

(b)        For purposes of this Agreement, the term "Disability" shall mean any disability, illness, or other incapacity that prevents Executive from performing services as contemplated by Section 2, for 60 or more consecutive days, or for 90 days in any consecutive 12-month period.  In such event, the Company shall have the right to terminate this Agreement upon 10 days' prior written notice to Executive. During the period of any such disability, illness, or incapacity, (i) the obligation of the Company to pay Salary to Executive pursuant to Section 3 shall be reduced to the extent of any amount received by Executive pursuant to any disability insurance policy maintained and paid for by the Company, and (ii) no bonus compensation or other employee benefits shall accrue or be earned, or count toward proration.  Termination under this Section shall not prejudice any rights of Executive under disability policies being maintained by the Company for Executive under the terms of this Agreement, if any.

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7.         TERMINATION UPON EXPIRATION OF THE TERM

(a)         Executive's employment shall terminate upon the expiration of the Term or any renewal thereof if notice of such nonrenewal is provided in accordance with Section 1.  Upon such termination, Executive shall be entitled to receive, and his sole remedies under this Agreement shall be:

(i)         any earned and unpaid Salary accrued through the date of termination, payable in a lump sum not later than 15 days following Executive's termination of employment;

(ii)        compensation for any unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section 7(a);

(iii)       any unpaid benefits accrued through the date of termination that may be due Executive under any employee benefit plans or programs of the Company, payable in accordance with the terms of such plans or programs, together with any documented, unreimbursed business expenses, payable in accordance with Company policies; and

(iv)       provided that the Release in Exhibit I becomes fully effective and nonrevocable by its terms, any stock options (including the Options), grants of Common Stock (including the Stock), restricted share grants or other benefits under any of the Company's compensation plans that were vested as of 5:00 PM on the date immediately prior to the date of termination, which may be exercised (in the case of options) or delivered (in the case of restricted stock) in accordance with the terms of such plans and any applicable plan agreements with Executive.

8.         OBLIGATIONS UPON TERMINATION, ETC.

(a)        Upon the termination of employment for any reason hereunder, all provisions of this Agreement shall terminate except for Sections 8, 9, 10 and 11 of this Agreement and the provisions contained in Exhibit I hereto, the terms of which shall survive such termination, and the Company shall have no further obligation to Executive hereunder, except as herein and therein expressly provided.  The Company shall comply with the terms of settlement of all deferred compensation arrangements to which Executive is a party in accordance with his duly executed deferral election forms and plan provisions.

(b)        In the event of a termination of employment by Executive on his own initiative during the Term or any renewal thereof by delivery of written notice of such resignation ten business days in advance, other than due to Disability or termination for Good Reason, Executive shall have the same entitlements as provided in Section 4, Termination by the Company for Cause.

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(c)        In the event of a termination of employment, payment made and performance by the Company in accordance with the provisions of Section 4, 5, 6, or 7 as the case may be, and this Section 8 shall operate to fully discharge and release the Company and its Subsidiaries, Affiliates, and their respective directors, officers, employees, shareholders, successors, assigns, agents, and representatives (all of the foregoing collectively, the "releasees") from any further obligation or liability with respect to Executive's rights under this Agreement.  Other than payment and performance as aforesaid, none of the releasees shall have any further obligation or liability to Executive or any other person under this Agreement arising out of termination of Executive's employment under this Agreement except as expressly set forth in Exhibit I hereto.  The Company's payment of any severance or other amounts pursuant to Section 4, 5, 6, 7, or 8 shall be subject to delivery by Executive to the Company of a release in form and substance satisfactory to the Company releasing any and all claims Executive, his estate, representatives, and assigns may have against the Company and any other releasee arising out of this Agreement, as substantially set forth in Exhibit I hereto.

9.         COVENANTS

(a)        Executive agrees that during the Term, any renewal thereof, and for one full year after expiration or termination of the Term or any renewal thereof (except in the case of clause (a), as to which Executive's covenant shall not be limited in time), he shall not, without the express prior written consent of the Company, directly or indirectly, either individually or as an employee, officer, director, agent, partner, shareholder, consultant, option holder, joint venturer, contractor, nominee, lender of money, guarantor, investor, owner, or in any other capacity:

(i)         except as required in the course of performing his duties hereunder, disclose, copy, divulge, furnish, distribute or make available in any medium whatsoever to any firm, company, corporation, organization, or other entity or person (including but not limited to actual or potential customers or competitors or government officials), or otherwise misappropriate trade secrets, intellectual property, or other confidential or non-public information of or concerning the Company, its Subsidiaries or Affiliates or the business of any of the foregoing, including without limitation, customer lists, product designs and product know-how, launch information or plans pertaining to Company, its Subsidiaries or Affiliates or customer products, arrangements for supplying customers, methods of operation and organization, sources of supply and arrangements with vendors, product development, business plans and strategies; provided, however, Executive may make disclosures as and to the extent required by applicable law or compelled upon court or administrative order, provided, further, however, that in the event that Executive is so required or compelled, he shall notify the Company not fewer than ten (10) business days in advance of such disclosure in order to afford it the reasonable opportunity to obtain a protective order or other remedy to limit the scope of such disclosure (it being understood and agreed that, if such disclosure is required by applicable law, Executive shall upon the Company's request furnish the source and precedents with respect to such requirement).  For purposes of this Section 9, information shall not be deemed confidential if it is within the public domain or becomes publicly known other than through disclosure by Executive in violation of this provision;

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(ii)        own (or have any financial interest in, actual, contingent or otherwise), control, manage, operate, participate, engage in, invest in or otherwise have any interest in, or otherwise be connected with, in any manner, any firm, company, corporation, organization, business, enterprise, venture or other entity, association or person that is engaged in the business actually engaged in by the Company, its Subsidiaries or Affiliates during the Term or any renewal thereof, including without limitation the Company Business (as hereinafter defined); or

(iii)       solicit, employ or retain or arrange, encourage, facilitate or assist to have any other firm, company, corporation, organization, business, enterprise, venture or other entity, association or person solicit, employ, retain, or otherwise participate in the employment or retention of, any person who is then, or who has been, within the preceding six (6) months, an employee, consultant, sales representative, technician or engineer of the Company, its Subsidiaries, Affiliates, or joint venture counterparties.

(iv)       own (or have any financial interest in, actual, contingent, future, or otherwise), control, manage, operate, participate, engage in, invest in or otherwise have any interest in or through, or otherwise be connected with, in any manner, any firm, company, corporation, organization, associate, business, enterprise, venture or other entity, association or person that does or proposes to do any one or more of the following as it relates to of the Company Business (as hereinafter defined): (a)(i) engage in, do, or solicit business with, or (ii) interfere with or affect the Company's (or any Subsidiary's or Affiliate's ) business opportunities with, any of the customers with whom the Company (or any Subsidiary or Affiliate) has done business with during the most recent two years, or (b)(i) engage in, do, or solicit business with, or (ii) interfere with or affect the Company's  (or any Subsidiary's or Affiliate's ) business opportunities with, any of the vendors with whom the Company (or any Subsidiary or Affiliate) has done business with during the most recent two years.  The term "Company Business" shall mean the business of designing, manufacturing, procuring the supply or manufacture of, sourcing, selling, re-selling, and/or distributing (at wholesale, retail, or otherwise) of carrying, protective, or portable cases or cover plates and related carry case or other accessories supplied to the cellular telephone, portable medical equipment, laptop computer, tablet, photography, firearms, aeronautic, code reader, video or audio industries. Nothing in this Section 9 shall be deemed to prohibit Executive from the acquisition or holding of, solely as a passive stockholder, not more than one percent (1%) of the shares or other securities of a publicly-owned corporation if such securities are traded on a national securities exchange or the NASDAQ Stock Market.

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(b)        Executives agree that Executive will not, directly or indirectly, make disparaging remarks about the Company, any of its Subsidiaries or Affiliates, or their owners, officers, directors or employees, in their individual and representative capacities, or the Company Business.  Executive will not, directly or indirectly, issue or cooperate with issuance of any article, memorandum, release, interview, publicity, or statement, whether oral or written of any kind, to the public, the press or the media, which in any way concerns in a disparaging, offensive, or prejudicial manner the Company or any Subsidiary or Affiliate.  "Disparaging remarks" when used in this Agreement shall mean the publication of matter that is untrue or adversely affects the subject's reputation, image or good will. This Section will not be construed to prevent Executive from complying with any lawfully served and binding subpoena, provided however, that Executive forwards a copy of said subpoena(s) to the Company within seventy-two (72) hours of receipt of the same, unless expressly prohibited by law from doing so.

(c)        Upon the expiration or termination of this Agreement for any reason, Executive shall promptly deliver to the Company all documents, papers and records in his possession relating to the business or affairs of the Company or any Subsidiary or Affiliate and that he obtained or received in his capacity as an employee or officer of the Company or any Subsidiary or Affiliate and any other Company, Subsidiary or Affiliate property or equipment in his possession or control.

(d)       Executive agrees that Executive will cooperate with the Company, its Subsidiaries and Affiliates, and each of their respective attorneys or other legal representatives ("Company attorneys") in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against the Company or any of its Subsidiaries or Affiliates by any third party. Executive's duty of cooperation shall include, but not be limited to (i) meeting with Company attorneys by telephone or in person, at mutually convenient times and places, in order to state truthfully Executive's knowledge of matters at issue and recollection of events; (ii) appearance by Executive as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully Executive's knowledge of matters at issues; and (iii) signing, upon the request of Company attorneys, declaration or affidavits that truthfully state matters of which Executive has knowledge.  The Company shall reimburse Executive for Executive's actual and reasonable travel expenses which have been approved by the Company in writing in advance of Executive incurring them that Executive may incur in complying with Executive's obligations pursuant to this Section.

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(e)        In the event Executive shall violate or be in violation of any provision of this Section 9 (which provisions Executive hereby acknowledges are reasonable and equitable), in addition to the Company's right to exercise any and all remedies, legal and equitable, which it may have under applicable laws, Executive shall not be entitled to any, and hereby waives any and all rights to, each and every, termination payment or benefit under this Agreement.

10.       SEPARABILITY

Executive acknowledges and agrees that the provisions of Section 9 hereof constitute independent and separable covenants, for which Executive is receiving consideration, which shall survive the termination of employment, and which shall be enforceable by the Company notwithstanding any rights or remedies the Company may have under any other provision hereof.

11.       SPECIFIC PERFORMANCE

(a)        Executive acknowledges and agrees that:

(i)         the services to be rendered and covenants to be performed under this Agreement are of a special and unique character and that the Company and any Subsidiary or Affiliate would be irreparably harmed if such services were lost to it or if Executive breached its obligations and covenants hereunder;

(ii)        the Company and its Subsidiaries and Affiliates are relying on Executive's performance of the covenants contained herein, including, without limitation, those contained in Section 10 above, as a material inducement for its entering into this Agreement;

(iii)       the Company and its Subsidiaries and Affiliates may be damaged if the provisions hereof are not specifically enforced; and

(iv)       the award of monetary damages may not adequately protect the Company and its Subsidiaries and Affiliates in the event of a breach hereof by Executive.

(b)        By virtue thereof, Executive agrees and consents that if Executive breaches any of the provisions of this Agreement, the Company and its Subsidiaries and Affiliates, in addition to any other rights and remedies available under this Agreement or under applicable laws, shall (without any bond or other security being required and without the necessity of proving monetary damages) be entitled to a temporary and/or permanent injunction to be issued by a court of competent jurisdiction restraining Executive from committing or continuing any violation of this Agreement, or any other appropriate decree of specific performance.  Such remedies shall not be exclusive and shall be in addition to any other remedy that the Company and its Subsidiaries and Affiliates may have.

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12.       MISCELLANEOUS

(a)        Entire Agreement; Amendment.  This Agreement constitutes the entire employment agreement between the parties and may not be modified, amended or terminated (other than pursuant to the terms hereof) except by a written instrument executed by the parties hereto.  All other agreements, written or oral, between the parties pertaining to the employment or remuneration of Executive not specifically contemplated hereby or incorporated or merged herein are hereby terminated and shall be of no further force or effect.

(b)        Assignment; Successors.  This Agreement is not assignable by Executive and any purported assignment by Executive of Executive's rights and/or obligations under this Agreement shall be null and void.  Except as provided below, this Agreement may be assigned by the Company at any time, upon delivery of written notice to Executive, to any successor to the business of the Company, or to any Subsidiary or Affiliate.  In the event that another corporation or other business entity becomes a Successor of the Company, then this Agreement may not be assigned to such Successor unless the Successor shall assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if there had been no Successor. The term "Successor" as used herein shall mean any corporation or other business entity that succeeds to substantially all of the assets or conducts the business of the Company, whether directly or indirectly, by purchase, merger, consolidation or otherwise. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

(c)        Waivers, etc.  No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.  The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a waiver of the right to insist upon strict adherence to that term or any other term of this Agreement on that or any other occasion.

(d)       Provisions Overly Broad.  In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court considering the same shall have the power and hereby is authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited.  Subject to the foregoing sentence, in the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.

(e)        Notices.  Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery or, if mailed by certified mail, postage prepaid, return receipt requested, documented overnight courier, or by facsimile transmission, on the date mailed or transmitted.

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(i)        If to Executive to:

his address on file with the Company.

(ii)        If to the Company to:

477 S. Rosemary Ave.
Suite 219
West Palm Beach, FL.  33401
Attention: Chief Executive Officer

(f)         Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in New York without regard to conflict of law principles thereof.

(g)        Survival.  All obligations of the Company to Executive and Executive to the Company shall terminate upon the termination of this Agreement, except as expressly provided herein.  The provisions of Sections 8, 9, 10 and 11 shall survive termination of this Agreement.

(h)        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and each party may become a party hereto by executing a counterpart hereof.  This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  Facsimile or electronic copies of this Agreement shall be of the same force and effect as the original.

(i)         Approval.  This Agreement is subject to prior review and approval of the Compensation Committee of the Company's Board of Directors.

(j)         Headings.  The headings in this Agreement are for convenience of reference only.

(k)        Representation.  Executive represents and warrants to the Company, and Executive acknowledges that the Company has relied on such representations and warranties in offering to employ Executive, that neither Executive’s duties as an employee of the Company nor his performance of this Agreement will breach any other agreement to which Executive is a party, including without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to his employment by the Company.  In addition, Executive represents and warrants and acknowledges that the Company has relied on such representations and warranties in employing Executive, that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith. If it is determined that Executive is in breach or has breached any of the representations set forth herein, the Company shall have the right to terminate Executive’s employment for Cause.

15

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 25th day of June, 2015, intending it to be effective on and as of the date hereof.

MICHAEL MATTE	FORWARD INDUSTRIES, INC.

/s/ Michael Matte	By: /s/ Michael Luetkemeyer
Michael Matte	Michael Luetkemeyer
Interim President

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EXHIBIT I

1.         Release.  This Release of Claims (the "Release") is entered into by you as a condition precedent to receiving the severance and severance related benefits provided in the Employment Agreement to which this Exhibit I relates (the "Employment Agreement").  In exchange for the receipt of the severance and severance related benefits, you for yourself, your heirs and assigns and anyone else acting on your behalf, hereby voluntarily, knowingly and irrevocably and forever discharge the Company, each of its subsidiaries and affiliates, and their respective predecessors and successors, as well as each of their respective present, former, and future officers, directors, shareholders, employees, and agents, in both their individual and representative capacities, and each of their heirs and assigns (the "Releasees") from all actions, claims, demands, causes of actions, obligations, damages, liabilities, expenses and controversies  of any nature whatsoever, whether known or not now known or suspected, which you had, have or may have against the Releasees from the beginning of time up to and including the date you sign this Release (the "Waived Claims"). The Waived Claims that you forever and irrevocably give up and release when the Release becomes effective include, but are not limited to, all claims related to (i) your employment at each of the Company and its subsidiaries or affiliates or the termination of such employment, (ii) statements, acts or omissions by the Releasees, (iii) any express or implied agreement between you and the Releasees, (iv) wrongful discharge, defamation, slander, breach of express or implied contract, negligent and/or intentional misrepresentation or infliction of emotional distress, breach of an implied covenant of good faith and fair dealing, claims of intentional or negligent interference  with economic, employment, or contractual rights or promissory estoppel, (v) any federal, state, or local law or regulation prohibiting discrimination in employment or otherwise regulating employment, including but not limited to, the Age Discrimination in Employment Act of 1967, as amended (ADEA), the Older Worker Benefit Protections Act,  the Equal Pay Act of 1963, Title VII of the Civil Rights Acts of 1964, as amended,  the Civil Rights Act of 1991, the Family Medical Leave Act of 1993 (FMLA), the Americans with Disabilities Act of 1990 (ADA), the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act of 1938, as amended, the Employee Retirement Income Security Act of 1974 (ERISA), as amended, 42 U.S.C. Sections 1981 through 1988, the Consolidated Omnibus Reconciliation Act of 1986 (COBRA), the New York State Human Rights Law and the New York City Human Rights Act, the Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Florida Workers Compensation Retaliation provision, the Florida Minimum Wage Act, the Florida Fair Housing Act and Article X, Section 24 of the Florida Constitution, (vi) any claim for wages, commissions, bonuses, incentive compensation, vacation pay, employee benefits, expenses or allowances of any kind, or any other payment or compensation.  You are not waiving any claims with respect to your rights to enforce Section [5][6][7] of the Employment Agreement. You are not waiving or releasing any rights or claims that may arise after the date that you sign this Release.

2.         Termination and Severance Benefits. The Release does not affect your vested rights and eligibility for benefits under the Company 401(k) Plan, or any other employee benefit plan covered by ERISA (other than a severance plan). Eligibility for benefits under these plans is determined by the applicable plan documents.  The Release does not affect your right to reimbursement of expenses incurred but not reimbursed prior to the date you sign the Release, subject to the Company's expense reimbursement policies.  In particular, this Release shall not affect your right to the payment provided in Section [5][6][7] of the Employment Agreement.

A-I

3.         No suit. This Release does not impair any rights you have to file a charge of discrimination with a federal or state administrative agency; provided, however, that you acknowledge and agree that neither you nor your heirs, executors, administrators, successors or assigns will be entitled to any personal recovery in any proceeding of any nature whatsoever against the Releasees arising out of any of the matters released in Section 1.  You represent and warrant that as of the date hereof, you nor anyone acting on your behalf has made or filed, commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against the Company, any subsidiary or affiliate thereof, and/or Releasees in any federal, state or local court, agency or investigative body.

4.         Representations. You acknowledge and agree that:

(a)       You have read and fully understand the legal effect and binding nature of the promises and obligations contained in this Release;

(b)       You are executing this Release freely and voluntarily;

(c)       You have been advised to consult with legal counsel, at your own expense, before signing this Release;

(d)       You are receiving benefits as a condition to signing this Release and it becoming effective that you would not otherwise be entitled to receive but for this Release becoming effective;

(e)       You have not, during the term of your employment under the Employment Agreement or thereafter performed any act, or directed any other person or entity to perform any act on your or their behalf, the intended or proximate result of which would constitute a violation of the covenants to be performed by you referred to or set forth in the Employment Agreement, nor are there any agreements, arrangements, or understandings, written or oral, that would, if performed or acted upon, constitute such a violation.

(f)        There are no promises or representations that have been made to you to sign this Release except those that are included in the Employment Agreement and this Release;

(g)       You have 21 days to consider this Release, although you may sign it sooner, and once you sign this Release, you have 7 days to revoke your consent to this Release.  Any such revocation shall be made in writing by hand delivery, email, or overnight courier so as to be received by the Company prior to (or if by overnight courier, on or prior to) the 8th day following your execution of this Release; and if no such revocation occurs, this Release shall become fully effective on the 8th day following your execution of this Release.  In the event that you do not sign within such 21 day period or you revoke your consent as permitted above, this Release shall be null and void.

A-II

5.         Employment Agreement.  You further acknowledge and agree that the following provisions of the Employment Agreement are incorporated by reference into this Release as if fully set forth herein:  9 (Covenants), 10 (Separability), 11 (Specific Performance) and 12 (Miscellaneous).  You hereby reaffirm such sections and acknowledge and agree  that such sections shall survive the termination of your employment for whatever reason, and continue as set forth in the Employment Agreement.

6.         No Admission.  This Release is not an admission of any liability or wrongdoing by you, the Company and/or any Releasee.

7.         No Reinstatement.  By  entering into this Agreement, you acknowledge that you (i)  waive any claim to reinstatement and/or future employment with the Company or any subsidiary or affiliate and (ii) are not and shall not be entitled to any payments, benefits or other obligations from the Company or any subsidiary or affiliate thereof whatsoever (except as expressly set forth herein).

A-III

Your signature below acknowledges that you knowingly and voluntarily agree to all of the terms and conditions contained in this Release.

MICHAEL MATTE	FORWARD INDUSTRIES, INC.

/s/ Michael Matte	By: /s/ Michael Luetkemeyer
Michael Matte	Michael Luetkemeyer
Interim President